Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

U.S. Bancorp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $.01 par value per share	Rule 457(c) and Rule 457(h)	37,000,000	$40.835(2)	$1,510,895,000	$147.60 per $1,000,000	$223,008.11

Total Offering Amounts					$1,510,895,000		$223,008.11

Total Fee Offsets					—	—	—

Net Fees Due							$223,008.11

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover an indeterminable number of additional shares of common stock, $.01 par value per share of U.S. Bancorp that may become issuable under the U.S. Bancorp 2024 Stock Incentive Plan (the “2024 Plan”) to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transactions effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The offering price and registration fee are based on a price of $40.835 per share of common stock of U.S. Bancorp, which price is an average of the high and low sales prices of the common stock as reported on the New York Stock Exchange on April 16, 2024.